SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: October 1, 2003

Date of earliest event reported: October 1, 2003

MAINE & MARITIMES CORPORATION

(Exact name of registrant as specified in its charter)

Maine

(State or other jurisdiction of

incorporation or organization)

333-103749

(Commission File No.)

30-0155348

(I.R.S. Employer Identification No.)

209 State Street, Presque Isle, Maine 04769

(Address of principal executive offices) (Zip Code)

Registrant's telephone number: 207-760-2499

Item 5. Other Events.

Maine & Maritimes Corporation
Interim Report to Stockholders
October 1, 2003

This Interim Report to Stockholders presents consolidated financial results for Maine & Maritimes Corporation and its subsidiaries, Maine Public Service Company ("MPS") and Energy Atlantic, LLC ("EA"), and Maine Public Service Company's subsidiary, Maine & New Brunswick Electrical Power Company, Limited, through the eight months ended August 31, 2003.

Introduction

Progress continues to be made on a number of key business initiatives since our prior interim report. As detailed within this report, Maine Public Service Company has obtained approval for a distribution rate increase from the Maine Public Utilities Commission ("MPUC"). The distribution rate increase will result in additional revenues and, as described more fully below, has allowed MPS to take advantage of the current interest rate environment, helping to mitigate long-term variable interest rate risk exposure. In addition, parties to MPS's proposed Open Access Transmission Tariff ("OATT") have reached agreement in principle. Final approval is anticipated early in the fourth quarter of 2003. The proposed OATT formula establishes how MPS's transmission rates will be determined, adjusting to a newly established revenue requirement with a continuing and favorable rate of return on equity.

Recognizing that the future of MPS is closely tied to the economy of the area it serves, MPS is working with the public sector and has created the first regional public / private economic development partnership within its service area, the Aroostook Partnership for Progress. Initiated by MPS, the Partnership represents the first region-wide, public and private sectors' collaborative effort to ensure economic progress. The focused efforts range from specific initiatives to revitalize downtown commercial centers within the region, to the recruitment of major business operations.

Efforts are underway to execute our overall growth strategy for Maine & Maritimes Corporation (the "Company"). Given current market conditions, we continue to be optimistic with respect to the number of economic opportunities within the Company's previously identified target sectors.

The recent "blackout" within the northeastern portions of North America, as well as the continuing "Climate Change Action Plans" of the New England Governors' and Eastern Canadian Premiers' Conference held in September, underscore the Company's belief that significant market opportunities exist within our region to address the convergence of energy, environmental, and energy security policy mandates. We continue to evaluate market opportunities, including potential acquisition opportunities, recognizing that all growth actions must be in the best long-term interests of stockholders.

In Maine Public Service Company's December 24, 2002, "Interim Report to Stockholders," we raised the issue of system or grid security, noting the negative impact of closure of merchant generation within our region. We have continued to express our concerns to the MPUC and believe that our transmission infrastructure presents distinct security and reliability challenges. Specifically, we believe that the combination of: (1) the uncertain future of merchant generation in our region; (2) the fact that our transmission system was originally designed to be integrated with specific generation (to, among other things, ensure voltage stability); and (3) our status as the only continental U.S. transmission and distribution utility interconnected solely to Canada, create a unique system and security environment. While our region was not impacted by the recent "blackout," we began initiatives earlier this year to address system security by enhancing our transmission interconnections. Additionally, we are now evaluating two specific transmission projects that propose increased interface capacities with the Canadian utility, New Brunswick Power. Subject to further evaluation and regulatory approvals, we hope to implement these projects in 2004. We believe these projects are a significant first step toward substantially improving our system security.

Highlights
Eight Months Ended August 31
(Dollars in Thousands Except per share Amounts)	2003		2002
Revenues:	MWH	Dollars	MWH	Dollars
Maine Public Service
- Retail	360,271	$20,122	350,782	$19,295
- Other	0	374	0	1,171
Energy Atlantic
- Competitive Energy Supplier	79,806	4,354	100,865	4,362
- Standard Offer Margin	0	0	629,193	411
Total Revenues	440,077	$24,850	1,080,840	$25,239
Net Income Available for Common Stock		$2,103		$2,637
Core T&D		1.75		1.59
Maine & Maritimes Corporation		(0.38)		0
Energy Atlantic		(0.03)		0.09
Earnings Per Share		$1.34		$1.68

Maine & Maritimes
Corporation

Financial Update

On September 9, 2003, MPS successfully implemented its long-term Interest Rate Stabilization Program (the "Rate Program") by entering into interest rate swaps for each of MPS's long-term debt instruments, effectively "locking" the variable rates through maturities extending until the year 2025. The Rate Program, approved by the MPUC as a component of MPS's recent distribution rate case, is designedto protect investors and consumers from long-term variable interest rate risk. Prior to implementation of the Rate Program, all of MPS's debt portfolio consisted of variable interest rate debt. The new average fixed interest rate, including amortization of issuance and credit enhancement costs, is 6.59%, taking advantage of interest rates at forty-year lows. Costs for the interest rate swaps are included in the rate increase, effective October 1, 2003, as described herein.

While earnings through August 31, 2003, have decreased from 2002, as discussed below, they have exceeded our expectations. Our declining earnings were associated with increasing costs for: (1) employee benefits; (2) insurances; and (3) regulatory and other operating expenditures, providing the basis for MPS's distribution rate increase. Additionally, one-time costs were incurred as a result of our formation of a holding company.

During 2003, the Company has successfully offset a significant portion of increased costs, including those associated with the formation of Maine & Maritimes Corporation. Cost savings have been achieved through workforce reduction, structural cost savings initiatives, such as the in-sourcing of vegetation management, and implementation of an enterprise-wide focus on financial management. While the Company's overall earnings decreased from the same period in 2002, MPS's contribution to total earnings increased as described in the following:

Dividend

During the Maine & Maritimes Corporation Board of Directors Meeting held on September 5, 2003, the Board of Directors declared a quarterly dividend of $0.37 per share on its Common Stock. This action continues Maine & Maritimes Corporation's indicated annual dividend level of $1.48 per share. The common dividend is payable October 1, 2003, to shareholders of record as of September 15, 2003.

Consolidated Earnings

The Company's earnings for the eight months ended August 31, 2003 were $1.34 per share, based upon net income of $2,103,000 and 1,574,000 average shares outstanding. As reported by MPS for the eight months ended August 31, 2002, earnings per share were $1.68, based on net income of $2,637,000 and 1,574,000 average shares outstanding.

As mentioned in the July 1, 2003, Interim Report to Stockholders, the formation of Maine & Maritimes Corporation was approved by shareholders at the Annual Meeting on May 30, 2003, and commenced operations on July 1, 2003. Anticipated expenses associated with various regulatory approvals and incremental organization costs associated with the formation of the Company reduced earnings by $0.38 per share.

MPS's earnings for core transmission and distribution services increased by $0.16 per share. For the eight months ended August 31, 2003, MPS contributed $1.75 per share, compared to $1.59 for the same period in 2002. As reported in the Regulatory Update, with regard to the Company's Alternative Rate Plan, the MPUC approved an increase in MPS's distribution rates, effective October 1, 2003. In the rate order, the MPUC allowed recovery of costs associated with MPS's Voluntary Early Retirement Program ("VERP"), implemented and charged to earnings in December 2002. As a result of the rate order, MPS will now recover these costs over seven years. MPS has adjusted 2003 earnings to reflect the approved ratemaking treatment, increasing 2003 earnings by $0.15 per share. In the first quarter of 2002, pursuant to a stranded cost rate order from the MPUC, a portion of the refund for nuclear liability insurance for Maine Yankee was recognized, representing an increase in earnings of $0.06 per share in 2002. Normal operating income increased by $0.07 per share in 2003 compared to 2002. The increase was primarily due to several factors: (1) an increase in retail sales of 2.7%, as a result of colder than normal temperatures; (2) reductions in interest expenses due to lower short-term rates on our variable rate debt; (3) an increase in carrying charges on stranded costs; and (4) decreases in salaries and benefits, principally as a result of the VERP. These increases were partially offsetby a reduction in transmission wheeling revenues, an increase in depreciation and amortization expenses, and an increase in legal, consulting and regulatory expenses associated with rate filings at the MPUC and the Federal Energy Regulatory Commission ("FERC"). Corporate governance and compliance, required in response to the Sarbanes-Oxley Act of 2002, were also contributing factors.

Energy Atlantic, LLC, incurred a loss for the first eight months of 2003 of $0.03 per share, a decrease of $0.12 per share from earnings of $0.09 per share for the first eight months of 2002. As previously reported in filings with the Securities and Exchange Commission ("SEC"), until February 28, 2002, EA provided Standard Offer Service ("SOS") to customers in Central Maine Power Company's ("CMP") service area under a two-year arrangement approved by the MPUC. In accordance with the MPUC's procedures for SOS, the arrangement in CMP's service area was re-bid and awarded to another competitive service provider. As a result, EA's contribution to the Company's earnings has decreased. Evaluations are now underway to determine if EA should continue beyond its current obligations as a competitive energy provider. The lack of availability of wholesale suppliers and their associated credit requirements have made it increasingly difficult to find acceptable wholesale supplies within acceptable risk parameters.

Maine & Maritimes Corporation and Subsidiaries Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands Except Per Share Amounts)	Eight Months Ended August 31,
	2003	2002
Operating Revenues	$24,850	$25,239
Operating Expenses
Energy Supply	5,151	4,532
T&D Operation and Maintenance	7,629	7,607
Depreciation and Amortization	1,910	1,732
Amortization of Stranded Costs	6,159	6,064
Federal, State, Local, and Other Taxes	1,833	2,458
Operating Income	2,168	2,846
Other Income (Loss)	(31)	164
Income Before Interest Charges	2,137	3,010
Interest Charges	34	373
Net Income Available for Common Stock	$2,103	$2,637
Earnings Per Share of Common Stock	$1.34	$1.68
Average Shares Outstanding (000's)	1,574	1,574

Maine & Maritimes Corporation and Subsidiaries Condensed Balance Sheets (Unaudited)
	August 31,
(Dollars in Thousands)	2003	2002
ASSETS
Net Utility Plant & Investments	$52,839	$51,608
Current Assets	9,775	14,615
Regulatory Assets	66,375	66,758
Other	4,757	6,871
	$133,746	$139,852
CAPITALIZATION AND LIABILITIES
Total Common Equity	$47,979	$44,281
Long-Term Debt	29,975	31,340
Total Capitalization	77,954	75,621
Current Liabilities	8,489	16,462
Maine Yankee Decommissioning	20,241	20,967
Deferred Credits and Income Taxes	26,809	25,383
Gain on Asset Sale	0	1,323
Other	253	96
	$133,746	$139,852

Audit Committee Financial
Expert Named

In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors of Maine & Maritimes Corporation, at their meeting held September 5, 2003, designated Mr. Michael W. Caron as the Company's Audit Committee financial expert. Mr. Caron, 55, served as Comptroller of Central Maine Power Company from 1996 to 2000. Prior to that, he worked for nearly 30 years in the telecommunications industry, serving as Managing Director - Finance for NYNEX and Comptroller for New England Telephone and Telegraph Company. Since July 2002, Mr. Caron has served as Controller for Catholic Charities Maine, a major non-profit social services provider.

Maine Public Service
Company

Regulatory Update

Update on Alternative
Rate Plan ("ARP") - MPUC
Docket No. 2003-85

Effective October 1, 2003, MPS will increase the distribution component of its electricity delivery rate by 6.23% for a total increase in its electricity delivery rate of 3.44%, for a total revenue increase of $940,000. A copy of the Stipulation and the Order approving the increase may be viewed on the MPUC website at: www.state.me.us/mpuc/. Before the end of the year, management of MPS will determine whether to continue with other proposed provisions of the ARP or simply remain under the current cost-of-service format.

Under the terms of the approved Stipulation, MPS was authorized to increase its rates by an amount sufficient to produce an increase in its distribution revenues not exceeding $940,000, of which approximately $307,000 was associated with the successful implementation of the Rate Program earlier described, for a total distribution revenue requirement of $16 million. The agreed-upon distribution revenue requirement is predicated on a 2002 actual test year with various pro forma adjustments and an allowed return on common equity of 10.25% and a capital structure of 51% common equity.

2003 Open Access Transmission
Tariff Filing

Negotiations with FERC staff and intervenors in conjunction with the Company's 2003 OATT Formula Rate filing have been ongoing, with a recent agreement in principle. The initial notification for the 2003 filing was filed with the FERC on March 31, 2003. In its 2003 OATT filing, MPS provided the proposed changes to its OATT Formula Rate to the intervening parties and FERC staff. MPS believes that the Formula Rate continues to produce reasonable results; however, it is recommending minor modifications. MPS is hopeful that a final order will be obtained early in the fourth quarter of 2003. MPS expects that its overall transmission rate will increase; however, MPS cannot predict the exact outcome or timing of any decision or ruling by FERC regarding this filing.

Stranded Cost Filing - MPUC
Docket No. 2003-666

MPS's current Stranded Cost charges, in effect today, end February 29, 2004. MPS will file, during the fourth quarter of 2003, new stranded costs in connection with a MPUC Notice of Investigation (Docket No. 2003-666) that was initiated by the MPUC on September 16, 2003, for the purpose of determining whether MPS's rates must be changed, effective March 1, 2004, to reflect changes in MPS's adjustable stranded costs. MPS does not expect any significant changes in its stranded cost revenue requirements in this new Stranded Cost rate case; however, MPS cannot predict the exact outcome or timing of any decision or ruling by the MPUC regarding this filing.

Wholesale Standard Offer -
MPUC Docket No. 2003-670

On September 16, 2003, the MPUC issued an Order Regarding Standard Offer Process For Maine Public Service Company (Docket No. 2003-670) to resolve all issues regarding the upcoming standard offer solicitation for all customer classes in MPS's service territory. Pursuant to Maine's Electric Restructuring Act, the MPUC administers periodic bid processes to select providers of SOS. The current SOS provider arrangement for all three sets of customer classes in MPS's service territory terminates on February 29, 2004. Accordingly, the MPUC must solicit bids to provide SOS to MPS's SOS customers beginning March 1, 2004. In connection with this process, MPS is soliciting wholesale full service requirements power supply proposals for SOS covering three customer classes: residential/small non-residential, medium/non-residential and large/non-residential. MPS is seeking proposals for a 1-year term (March 1, 2004 through February 28, 2005) or for a 34-month term (March 1, 2004 through December 31, 2006). The residential/small non-residential class includes customers whose peak demand is generally between 0 and 50 kW and the medium/non-residential class includes customers whose peak demand is generally between 50 and 500 kW. The large/non-residential class includes customers usually having a peak demand greater than 500 kW.

The MPUC has asked MPS to request wholesale proposals, while the MPUC concurrently solicits retail bids for the residential/small non-residential, medium/non-residential and large/non-residential standard offer classes. These concurrent solicitations allow all available options to be explored by the MPUC before the next Standard Offer contract is chosen.

Sale of Capacity and Energy
Available from Wheelabrator-Sherman Energy Company

MPS is soliciting proposals for its entitlement to capacity and energy from the Wheelabrator-Sherman Energy Company, located in Sherman, Maine, for the term beginning March 1, 2004. MPS will set the term to be either 1 year (through February 2005) or 34 months (through December 2006). Proposals may be submitted for either or both term lengths and must include all months in the term. The bid solicitation can be viewed at: www.mainepublicservice.com.

The Power Purchase Agreement ("PPA"), as amended between MPS and Wheelabrator-Sherman, entitles MPS to an annual expected energy production of 136,582 MWH based on a power year of November 1 through October 31. There is not a specified capacity associated with the energy production; however, the capacity equates to approximately 19.2 MW. The wood-fired unit is a qualifying facility and qualifies as a renewable energy source under Maine law. The purchase will be reviewed by the MPUC pursuant to Chapter 307 - Sale of Capacity and Energy. The final purchase price has a direct impact on the Company's stranded cost structure and will be part of the Stranded Cost filing, discussed previously.

Utility Operations Update

System Security and Planning
In response to numerous inquiries about the recent electricity blackout that occurred in the northeastern region of the United States, officials at MPS have reiterated their commitment to enhanced transmission system security and reliability. We have long recognized the unique challenges placed on transmission systems due to deregulation of the wholesale and retail electricity markets. These challenges mean that in a post-deregulation environment, MPS must vigilantly monitor and maintain the operating condition of its transmission system. However, despite these efforts, it would be imprudent for MPS, or any transmission system owner, to suggest that blackouts cannot occur. MPS's transmission system, like other transmission systems in the U.S., was not initially designed for an open access transmission market. Instead, the system was designed to be tightly integrated with specific generation sources, primarily for system reliability purposes. When utilities, such as MPS, divested their generation assets in connection with deregulation and began to serve deregulated markets, certain unique risks and challenges were created, such as the potential closure of on-system generation not controlled by MPS or the possibility that market-driven transmission flows might exceed design standards. Over a year ago, we began an evaluation of our transmission system reliability and are continually making investments to improve system security. As part of our normal planning process, we are committed to investing in new transmission infrastructure and evaluating additional improvements to increase system security and reliability, subject to regulatory approval.

MPS participates with other utilities in the region, including New Brunswick Power, to plan and design systems, policies, and procedures to prevent outages that occur in other regions from cascading into other service territories. MPS conducts system-planning studies on an ongoing basis to review the security of the northern Maine transmission grid as generation levels change in northern Maine or adjacent systems.

Economic Development

In late September, MPS, in collaboration with the Northern Maine Development Commission, announced the formation of the Aroostook Partnership for Progress. The Partnership was formed as part of MPS's continuing commitment to growing the economy of northern Maine and represents the first comprehensive, regional economic development effort spearheaded by the private sector. The private-public collaborative effort has a fund-raising goal of $3 million over a four-year period. It is anticipated that the funds will come equally from public monies and private contributions. The partnership will focus on four key concepts: Business Recruitment; Business Retention/Expansion; Community/Downtown Development; and Public Awareness.

MPS recognizes that its future is intrinsically tied to the future of northern Maine. After the continuing and systemic loss of population for the last forty years, it is critical that the private sector be deeply involved in actions to reverse out-migration trends, particularly of the region's young adults. While MPS is serving as the founding private-sector facilitator, its goal is to increasingly partner with other private sector businesses and leaders within its service area to create a responsive and accountable initiative that promotes public and private sector collaboration focused on regional cooperation and positive economic returns.

As always, should you have any questions regarding your investment in Maine & Maritimes Corporation, please feel free to contact our Investor Relations Department. We also have an extensive investor relations web site at www.maineandmaritimes.com, containing information on our corporate governance, stock information, SEC filings, news releases, and more.

Sincerely,

/s/ J. Nicholas Bayne

J. Nicholas Bayne
President and CEO

Questions Should Be Directed To:

Annette N. Arribas
Director of Investor Relations
Maine & Maritimes Corporation
PO Box 789
Presque Isle, ME 04769-0789
Toll-free in US & Canada: (877) 272-1523
E-Mail: aarribas@maineandmaritimes.com
http://www.maineandmaritimes.com

AMEX Ticker Symbol: MAM

The unaudited consolidated Balance Sheets, Income Statements, and the information presented in this newsletter should be read in conjunction with the 2002 MPS Annual Report, an integral part of the 2002 MPS Form 10-K, and the MPS 10-Q filed for the quarter ended June 30, 2003. The Company's significant accounting policies, which are the same as those of MPS, are described in the Notes to Consolidated Financial Statements of the MPS Annual Report filed with the MPS Form 10-K. For interim reporting purposes, these same accounting policies are followed.

Cautionary Statement Regarding Forward-Looking Information:

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. The Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of the Company; accordingly, there can be no assurance that such indicated results or events will be realized or will occur.

The information herein is qualified in its entirety by reference to factors contained in the Forward-Looking Statement of the Management's Discussion and Analysis of Financial Condition and Results of Operation in Maine Public Service Company's 10-K for the year ended December 31, 2002, and subsequent securities filings by MPS and the Company, as well as, but not necessarily limited to the following factors: the impact of recent and future federal and state regulatory changes in environmental and other laws and regulations to which the Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation; interest rates; general economic conditions; the performance of projects undertaken by unregulated businesses; the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued by the Company or its subsidiaries, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to the Company or its subsidiaries; financial market conditions; the effects of terrorist incidents; weather; the timing and acceptance of new product and service offerings; general industry trends; changes in business strategy and development plans; capital market conditions and the ability to raise capital; competition; and rating agency actions, among others.